Exhibit 99.2

Capital Trust Q3 2005 Earnings Call

November 1, 2005

Conference Coordinator:

Hello and welcome to the Capital Trust third quarter 2005 results conference call. Before we begin, please be advised that the forward-looking statements expressed in today’s call are subject to certain risks and uncertainties including, but not limited to, the continued performance, new origination volume and the rate of repayment of the Company’s and its Funds’ loan and investment portfolios; the continued maturity and satisfaction of the Company’s portfolio assets; as well as other risks contained in the Company’s latest Form 10K and Form 10Q filings with the Securities and Exchange Commission. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

There will be a Q&A session following the conclusion of this presentation. At that time, I will provide instructions for submitting a question to management. I will now turn the call over to John Klopp, CEO of Capital Trust.

John Klopp:

Good morning everyone. Thank you for joining us once again and for your continued interest in Capital Trust.

Last night we reported our results for the third quarter and filed our 10-Q. All good news, no surprises and the numbers, in fact, are remarkably straightforward. As a result, my comments will be brief. Net income per share totaled 64 cents, up 28% versus the comparable period last year and 10% higher than the second quarter of ‘05. Year to date, GAAP net income totaled almost $28 million, compared to $12.5 million in 2004.

On a per share basis, earnings and dividends for the nine months were up 27% and 22% year over year.

The story of Q3 was strong growth in our balance sheet business, with total assets increasing by almost $300 million net during the quarter, from $1 billion to $1.3 billion. New originations totaled a record $454 million, with $339 million funded on the balance sheet and $115 million on behalf of CT Mezzanine Partners III. As we expected, repayments moderated in the quarter, totaling only $42 million and contributing to our net growth. Year to date, total gross originations for both CT and Fund III now stand at approximately $1.2 billion, well ahead of last year’s record volume.

As you may recall, Fund III’s investment period expired in June, but allowed for committed transactions to be closed, so this quarter represents the last investment that Fund III will make. In addition, we have decided to put the capital raise for CT Mezzanine Partners IV on hold at this time. In an environment where good deals are increasingly hard to find, much of the business that would be done in Fund IV can simply be done more accretively on CT’s balance sheet. As a result, for at least the rest of ‘05, all of our origination efforts for mezzanine loans, B notes and CMBS will be for our own account. In the short term, we give up some fee income but believe that net interest margin from higher investment volumes will more than offset. Going forward, we still intend to grow our investment management business and are currently working with our stable of fund investors to create new products that utilize our core skills and are additive to our core business.

Over 50% of our 3rd quarter originations took the form of longer term, fixed rate investments, primarily CMBS that we acquired and simultaneously financed with our 3rd

CDO issuance in early August. These linked transactions demonstrate several of our strategies in today’s environment: expand our targets to include more fixed rate investments and more CMBS; lengthen the duration of our asset base to insulate against prepays; and utilize the CDO market to provide cost effective match funding. Expect more of the same in coming months.

The market remains competitive, but we are confident that Capital Trust’s business model, platform and people create a sustainable advantage that will allow us to succeed. The stock market seems to be worried about just about everything these days, and credit quality, interest rates and growth are near the top of the list. On all three fronts, CT is in great shape. The credit quality of our portfolios remains as strong as anyone in our business. Our balance sheet is well matched, our cost of debt is competitive and our earnings stand to increase as interest rates rise further. And we continue to find good opportunities to invest our capital, earn solid risk-adjusted returns and grow our earnings and dividends which is our primary mission.

Thank you for your confidence in us. I will now turn it over to Geoff Jervis, our CFO, to run through the numbers and then we will come back to Q&A.

Geoffrey Jervis:

Thank you, John.

Good morning everyone.

Capital Trust’s third quarter was marked by solid growth on both the right and left hand side of the balance sheet that translated into strong operating results.

Let’s start with the balance sheet, total assets were $1.33 billion at September 30th, reflecting a $300 million (or 29%) increase from June 30th, and a $455 million (or

52%) increase from the beginning of the year. Looking inside the numbers, the primary driver of total asset growth was an increase in interest earning assets, most notably CMBS and loans receivable. Interest earning assets increased by $470 million from $804 million at year end 2004 to $1.27 billion at September 30th, an increase of 58%. As John mentioned, the major drivers of changes in interest earning assets are originations and repayments. During the first nine months of the year, originations totaled $754 million and satisfactions plus partial repayments were $263 million. $339 million of year to date originations were made in the third quarter.

At quarter end, our CMBS portfolio consisted of 36 investments in 25 different securitizations for a total book balance of $454 million. That represents an increase of $207 million in terms of book value from year end 2004. The bulk of the increase was due to our acquisition of $157 million of vintage fixed rate subordinate CMBS in connection with the issuance of our third CDO. In addition to those fixed rate bonds, we originated one additional fixed rate investment and four new floating rate CMBS investments during the first nine months of the year totaling $48 million with repayments of less than $2.0 million. On an accounting note, on August 4, 2005, as discussed in detail in our 10Q, we elected to change the accounting classification of our CMBS investments from available for sale to held to maturity in order to more accurately reflect our investment thesis on these bonds.

The loan portfolio at quarter end consisted of one $8 million first mortgage loan, 59 B Notes totaling $552 million, and 14 mezzanine loans totaling $260 million. Other than the $8 million first mortgage investment, the loan in Mexico we have discussed in the past and we carry at $3 million, the portfolio is 100% performing.

Our sole Total Return Swap, which we originated last quarter, is performing as expected and is carried at $4 million.

With respect to our co-investment in our private equity funds, the $16.5 million on the balance sheet is comprised of our remaining $1.8 million co-investment in Fund II, our $9.9 million co-investment in Fund III and $4.8 million of capitalized costs associated with the investment management business. At September 30th, Fund II and Fund III had $68 million and $537 million of assets remaining respectively, and both portfolios remain 100% performing. As to incentive management fees, CT has received $7.8 million of payments from Fund II to date and if we liquidated the portfolio on October 1, 2005 at book value, we would receive an additional $2.1 million in incentive management fee payments. Now that Fund III is through its investment period, we have a better sense of what incentive management fees might be for this Fund. Using the same methodology as Fund II, liquidation of assets and liabilities at book value on October 1, 2005, we would receive $5.4 million of incentive management fees. As is the case with Fund II the timing of these payments is difficult to predict and the ultimate amount is based upon - among other things - continued performance of the Funds’ investments.

On the liability side, as John mentioned, we executed our third CDO early in the quarter. Our third CDO is different from the first two in that (1) it is comprised of 100% CMBS, (2) the assets and liabilities are 100% fixed rate and (3) given the long term nature of these assets, the CDO is static – without a reinvestment feature. CDO III allowed us to finance a $303 million market value (or $341 million face value) portfolio of fixed rate CMBS, with $272 million of term and index matched, non market to market, non recourse fixed rate liabilities. CDOs continue to play a significant role in our business model. At quarter end, 84% of our interest bearing liabilities were in the form of CDOs. The all–in cost of our $552 million of reinvesting CDOs is Libor plus 94 bps and for CDO III, our static fixed rate CDO is 5.25%, equivalent to swaps plus 58 bps at the time of issuance. For all of our CDOs, the combined weighted average all-in cost of debt is Libor or swaps plus 82 basis points.

In addition to CDOs, we continue to realize improvements in the terms and pricing of our repurchase agreements. During the third quarter, we executed three new agreements for a total of $225 million with two lenders bringing total commitments to $650 million at quarter end. While the terms are not at the level of our CDOs, we continue to narrow the gap with spreads ranging from 35 basis points to 200 basis points over LIBOR and advance rates ranging from 70% to 92% -- depending upon the collateral characteristics. As we go forward, these facilities will remain an integral part of our capital structure.

To finish the balance sheet, there was no new equity capital raised during in the period and book value per share was $21.70 at September 30th, compared to $20.79 at year end 2004 representing an increase of $0.91 per share.

As a result of the new investment activity, our debt to equity ratio increased to 3 to 1 at quarter end as compared to 1.7 to 1 at year end 2004. While we do not have a target debt to equity ratio, we have the ability and tolerance for increased leverage assuming it is appropriate given the risk level of our assets and the structure of our liabilities.

With respect to liquidity, our position remains strong, with $17 million of restricted and unrestricted cash, $124 million of immediately available borrowings and

$369 million of additional capacity under our credit arrangements. Included in the $17 million of cash is restricted cash of $2 million, which represents the total cash balance in our two reinvesting CDOs. Cash is generated in the CDOs from underlying collateral amortization and repayments that have not yet been reinvested. Keeping our reinvesting CDOs full is key to their performance and we are more than pleased with our 99.5% utilization of these vehicles.

Turning to the income statement, we reported net income of $9.8 million for the quarter or 64 cents per share on a diluted basis. This compares to $5.9 million or 50 cents per share for the same period one year ago. The $3.9 million increase to net income (67%) is primarily due to the growth in net interest income – driven by increased interest earning assets and partially offset by lower spreads on new assets. Average interest earning assets for the quarter were $1.1 billion, compared to $639 million a year ago. During the period we earned 7.9% on these assets as compared to 8.1% for the year ago period. The reduction in rates is attributable to the continued shift in our investment focus to include more lower LTV B notes and CMBS and a generally more competitive marketplace, offset by a 2.0% rise in LIBOR between the periods. At the same time, average interest bearing liabilities increased from $412 million to $847 million for the quarter. The average rate paid on interest-bearing liabilities increased to 4.77% from 3.60% primarily due to the aforementioned increase in average offset by the reduced cost of our CDOs. Net interest margin, the difference between the spread on our assets and liabilities equated to 3.13%. Given our debt to equity ratio of 3:1, this equates to gross returns on equity in excess of 17%.

In light of the current interest rate and economic news, we reiterate our commitment to maintaining an appropriate asset/liability mix that manages the impact of changes in interest rates. As has been our policy, we are positively correlated to changes in interest rates and, as of September 30th, our book is comprised of $205 million of net floating rate exposure. As such, a 100 basis point increase in interest rates would equate to an increase of $2.0 million to net interest income – roughly 13 cents per diluted share on an annual basis.

In the quarter, other revenues decreased $109,000 to $2.1 million from $2.2 million during the same period last year. The decrease was due to lower levels of base management fees and investment income from Fund II and Fund III, which was partially offset by the receipt of incentive management fees from Fund II of $428,000.

On the expense side, G&A increased $1.3 million to $5.3 million for the three months ended September 30, 2005 from $4.0 million for the comparable period a year ago. The increase in general and administrative expenses was primarily due to increases in employee compensation expense from the issuance of additional restricted stock, the timing of the annual bonus accrual and the allocation of Fund II incentive management fees for payment to employees.

With respect to taxes, we reversed our provision for income taxes by $846 thousand reflecting our revised expectation for taxable income at our taxable REIT subsidiary, CTIMCO.

In September, we declared our quarterly dividend of 55 cents per share and paid the dividend on October 15 to shareholders of record on September 30th.

That wraps it up from my end, and at this point I will turn it back to John.

John Klopp:

Thanks, Geoff. At this point, we will open it up for any of your questions.

Conference Coordinator:

If you would like to ask a question, please press star and one on your touchtone phone. To withdraw your question, press the pound sign. Again, if you would like to ask a question, please press star and one on your touchtone phone at this time.

Our first question comes from Daniel Welden with Jefferies. Please go ahead.

Daniel Welden:

This is a big quarter for CMBS. Was this the result of a good market environment or continued interest on your part in that business? And could you talk a little bit about the outlook for the Q4 ‘05 and ‘06, the overall CMBS market and your expected involvement there?

John Klopp:

It obviously has been a very big quarter in terms of market volume. Not just this quarter but year-to-date, CMBS volumes have gone through the roof and are certainly well on pace to hit records almost unheard of in prior years. There has been an enormous amount of volume. The primary focus given where interest rates are and where yield curves are, has been on the fixed rate side. And as we have said in prior quarters, we expect our involvement will continue to increase on the longer-term fixed rate side of the aisle.

We have traditionally been focused on floating rate mezzanine lending in the years past of Capital Trust but today and going forward we have a much broader investment palate. It is necessary in this competitive environment to be able to look at different opportunities across the entire spectrum -- loans, securities, floating and fixed, short and long term. We do not see any signs that the volume is backing off which has created a fair amount of opportunity. There are a lot of things to look at and we intend to be involved going forward.

Daniel Welden:

One follow-up question. In terms of leverage, based on your current balance sheet mix, how far would you be willing to go in terms of your debt-to-equity ratio?

Geoffrey Jervis:

That is dependent upon what we are financing. As I mentioned earlier, we are certainly comfortable at the current levels given our asset mix and given our excess liquidity now of over $120 million we have the capacity to continue to put assets on our books and increase the debt-to-equity ratio.

We really do not have a target and again, it is dependent upon what we are doing. If we continue to do more lower LTV B notes and very high below investment-grade or low investment-grade investing, the BB to BBB range, our tolerance will be greater than 3:1 on a weighted average basis.

John Klopp:

That has been part of the plan all year. We’ve talked about it. We wanted to lever out our balance sheet and create more efficiency. With the success we have had in the CDO marketplace, we have been able to do that and do that on a very efficient cost-effective basis.

Daniel Welden:

Great, thanks.

Conference Coordinator:

Our next question comes from Donald Fandetti with Citigroup. Please go ahead.

Donald Fandetti:

Hi, good morning everyone. John, a quick question about your plans for Fund IV. It sounds like most or all of your lending activities will be done on balance sheet. Should we presume that you might do some type of net lease real estate in a fund? And also, what are the implications to the $4 million of capitalized costs on the balance sheet? When would you have to expense that if you don’t do another fund?

John Klopp:

We intend to continue to be in the investment management business. We have put ourselves on hold at the moment notwithstanding a very good expected response from our investors in our conversations about raising a subsequent Mezzanine fund. As I have discussed, the analysis on our part was pretty straightforward. At the moment we believe that our shareholders are better served for this core business to go on CT’s balance sheet.

But we also believe that this platform has the capacity to do a lot of different things, and we are currently working and talking to our investors about additional fund management products that we can bring to that audience. We believe that over time we will create additional fund products that can be marketed and sold to those existing investors of ours that are additive to CT’s core business. Therefore, we are not going out of the investment management business. We think we’ve created that franchise over a number of years and that is a transferable and transformable franchise that we could make into other products.

Donald Fandetti:

Okay. And we’ve been hearing from some folks that there has been a moderation in terms of the asset yield compression in the debt market. But that seems counterintuitive to the amount of capital that continues to be raised on the private side. Any comments there? Are things sort of bouncing along the bottom? Any positive signs? Are you still cautious?

John Klopp:

I’m going to give that to Steve Plavin.

Steve Plavin:

We have seen a slowing of spread compression in the market particularly on the floating-rate side. I think that the CDOs all have similar cost of capital although slightly differing appetites. At this stage, the decline of spreads relates, in large part, to lowering ROE requirements on the part of the CDOs trying to deploy money in this ever-competitive environment. As spreads have come closer and closer to zero, the absolute level of spread compression has to moderate. So we anticipate that there will be less spread compression but given the degree of competition in our market, I do not think this spread compression is gone yet.

Donald Fandetti:

Okay. And one last question on the total return swap you put on last quarter. Can you talk about the risks that we should consider for that asset versus a direct loan? And also, why not do more? It seems like the levered return is up in the 20% range. How should we view that from a risk-reward perspective?

Steve Plavin:

The total return swap enables us to buy an asset that we otherwise would have purchased with the leverage built in. It is essentially a $20 million loan that we purchased as a synthetic for $4 million. If we had purchased the loan in the conventional way for $20 million and borrowed $16 million against it and we could have achieved the same ROE, we probably would have executed the transaction that way. But the reality is that that synthetic gave us more efficient leverage than what we would have been able to achieve by borrowing 80% against the asset. That is why we executed the trade in that fashion.

We are seeing other opportunities to buy assets in that same fashion. It is not a big part of the market and the accounting treatment for us in terms of the quarterly mark-to-market is slightly more potentially disruptive to the financial statements than buying the assets in the traditional way.

Donald Fandetti:

Great, thank you.

Conference Coordinator:

We will move to the next question from James Shanahan with Wachovia Securities.

James Shanahan:

Thank you for taking my question. I’d like to follow up here on Don’s question from earlier. I’m not sure you answered it; maybe you did. But he asked about your interest in net lease real estate assets and he also asked about the $4 million in capitalized cost. Could you go into more detail there?

John Klopp:

We have discussed net lease products in the past and we have had those questions in the past. It is certainly a related area of investment to what we do having real estate and credit intermixed. We have looked at these types of net lease opportunities in the past but there is no current pending plan to launch a net lease fund. To the extent that we think that the opportunity is there and it meets the objective of our investors and it makes sense for us, then we would consider that. But there is certainly nothing immediately imminent at this point in time.

In terms of the capitalized cost, Geoff, do you want to follow up?

Geoffrey Jervis:

Sure. The vast majority of the capitalized costs that were mentioned are associated with Fund II and Fund III. And as you have been following the income statement over the last few quarters, you can see that with respect to Fund II, we have a normal amortization schedule that we amortize these costs over, but we accelerate the expensing of some of those capitalized costs every time we recognize some promote income. You should expect to see the $4.8 million of capitalized costs come down with the continued recognition of promote at Fund II and then subsequently, as we recognize promote with Fund III. But the bulk of it will be matched against incentive management fee payments assuming that investments perform as we expect.

John Klopp:

Having said that, the costs were incurred to build the franchise and build the investment management business and we have no intention of going out of that business.

James Shanahan:

And with regard to Fund III, could you estimate what percentage of the current portfolio could be run off by year-end ‘05 and year-end ‘06?

John Klopp:

No. These are mostly floating-rate assets and as a result they do not have a lot of call protection. That’s basically what this business is -- it’s selling to the borrower a fairly high degree of flexibility. As a result projecting precise timing of repayments is very difficult. We have a sense of how that will roll but in terms of producing predictions at this point in time, we just do not think that makes a lot of sense.

James Shanahan:

What are the scheduled repayments in the portfolio by year-end ‘06? What percentage of the current portfolio is scheduled to repay?

John Klopp:

In terms of contractual maturity?

James Shanahan:

Yes.

Steve Plavin:

Most of those loans were five-year loans including extension provisions that were originated between the spring of ‘03 and the summer of ‘05. So those loans, in general, have a lot of remaining available term. In most cases, the call protection has been eliminated so the borrower basically has the option to prepay the loan anytime between now and its final maturity. Again, there are no real significant final maturities in that portfolio for another 18 months to 2 years.

James Shanahan:

And you’ve been very patient. But I would like to ask one more question here. It looks like in the fund management business, historically; you’ve allocated about 85% or so of your G&A to that business. How does that allocation methodology change as you de-emphasize that business?

Geoffrey Jervis:

We allocate a portion of our expenses into our taxable REIT subsidiary. Our taxable REIT subsidiary not only manages our investment management vehicles but also manages our balance sheet. So we do not view any change in the allocation of expenses into CTIMCO, our taxable REIT subsidiary.

James Shanahan:

Thank you gentlemen.

Conference Coordinator:

Again, if you have a question, please press the star and 1 on your touchtone phone. There are no more questions at this time. That concludes the Capital Trust Third Quarter 2005 Conference Call.

A recorded replay of this call will be available from noon on - today through midnight, November 15. The Replay Call Number is 1-800-753-0348 or 402-220-2672 for international callers.

John Klopp:

Thank you all.

END